Exhibit 10.36

AMENDMENT NO. 07

Dated March 29, 2010

TO

This AMENDMENT NO. 7 (this “Amendment No. 7”) is entered into as of March 29, 2010 by LIGHTHOUSE CAPITAL PARTNERS V, L.P. (“Lender”) and GLASSHOUSE TECHNOLOGIES, INC. (“Borrower”) with reference to the following:

RECITALS

WHEREAS, Borrower and Lender have previously entered into that that certain Loan and Security Agreement No. 4091 dated as of June 30, 2004 (as amended to date, the “Loan and Security Agreement”; all capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Loan Security Agreement) together with the other agreements and instruments entered into in connection therewith (collectively, the “Loan Documents);

WHEREAS, Borrower plans to authorize, sell and issue to WF Fund III Limited Partnership, c/o/b as Wellington Financial LP and Wellington Financial Fund III (“Wellington”) a term note with an aggregate principal amount of up to nine million seven hundred fifty thousand dollars ($9,750,000) (“Wellington Financing”);

WHEREAS, the Borrower is contemplating a proposed public offering of the Borrower’s Common Stock (“IPO”);

WHEREAS, in connection with the Wellington Financing and the IPO, Borrower has requested that Lender agree to modify the terms of the Loan and Security Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereby agree to modify the Loan and Security Agreement as follows:

Without limiting or amending any other provisions of the Loan and Security Agreement, Lender and Borrower agree to the following:

I.	Section 1.1, the “Permitted Indebtedness” definition shall be deleted in its entirety and replaced with the following:

“Permitted Indebtedness” means (i) the Loan, (ii) trade debt incurred in the ordinary course of Borrower’s business, (iii) Indebtedness secured by clause (ii) of Permitted Liens, (iv) Indebtedness for equipment purchases provided that (a) any Liens for such Indebtedness are confined to the equipment financed; and (b) such Indebtedness and any Permitted Lien on such Indebtedness is subordinated to the Obligations on terms reasonably acceptable to the Lender; and (c) such Indebtedness is made on commercially reasonable terms as determined by Borrower’s Board of Directors; (v) Indebtedness secured by accounts receivable, provided that (a) any Lien for such Indebtedness secured only by the accounts receivable of Borrower; and (b) such Indebtedness and any Permitted Lien on such Indebtedness is subordinated to the Obligations on terms reasonably acceptable to Lender; and (c) such Indebtedness is made on commercially reasonable terms as determined by Borrower’s Board of Directors; (vi) Indebtedness in the form of earn-out payments which have been earned and are due and owing under the terms of that certain Share Purchase Agreement dated as of June 10, 2004 between Borrower and Source Enterprise Consulting Limited; provided the aggregate of all such earn-out payments shall not exceed $6,000,000; (vii) Indebtedness extended to Borrower by BayStar Capital III Management (“BayStar”), Velocity Financial Group, Inc. (“Velocity”), Leader Lending, LLC (“Leader”) or any other lender (collectively, the “LRG Lenders”) pursuant to that certain Loan Agreement, dated as of August 24, 2007, by and among Borrower, BayStar, Velocity and Leader, provided that the aggregate amount of such Indebtedness shall not exceed $14,000,000 and that such Indebtedness is subordinated in payment and security to the Obligations; (viii) Indebtedness in the form of earn-out payments which have been earned and are due and owing, whether in the form of cash or promissory notes, under the terms of that certain Share Purchase Agreement dated as of October 1, 2007 between Borrower, GlassHouse Technologies (UK) Limited and the shareholders of DCMI Holdings; provided the aggregate of all such earn-out payments shall not exceed $3,500,000; (ix) Indebtedness in the form of a $21,000 Line of Credit used as a security deposit for the Landlord of 4305 Hacienda Drive, Pleasanton, CA 95054; and (x) Indebtedness extended to Borrower by WF Fund III Limited Partnership, c/o/b as Wellington Financial LP and Wellington Financial Fund III (“Wellington”) pursuant to that certain Loan and Security Agreement, dated as of March     , 2010, by and among Borrower and Wellington, provided that the aggregate amount of such Indebtedness shall not exceed $9,750,000 in principal amount, in the aggregate, and that such Indebtedness is subordinated in payment and security to the Obligations.

II.	Section 1.1, the “Liquidation Event” definition shall be deleted in its entirety and replaced with the following:

“Liquidation Event” prior to the proposed public offering of the Borrower’s common stock (“IPO”) means any of: (i) a merger of Borrower with another entity; (ii) the sale of all or substantially all of Borrower’s assets; or (iii) any transaction (or series of related transactions) whereby the shareholders of Borrower owning at least 50% of the outstanding voting securities of Borrower immediately prior to such transaction(s) own less than 50% of the outstanding voting securities of Borrower immediately after such transaction(s).

“Liquidation Event” as of and following the IPO means any of: (i) a merger of Borrower with another entity; (ii) the sale of all or substantially all of Borrower’s assets; or (iii) any transaction (or series of related transactions) whereby all of the shareholders of the Borrower immediately prior to the transaction own less than 50% of the securities after the transaction.

III.	Section 1.1, the “Permitted Liens” definition shall be deleted in its entirety and replaced with the following:

“Permitted Liens” means: (i) Liens in favor of the Lender; (ii) Liens disclosed in the Disclosure Schedule; and (iii) Liens incurred in connection with Permitted Indebtedness provided all such Liens are the subject of an intercreditor and subordination agreement between the Lender and such third party financing source, each in form and substance reasonably acceptable to Lender in its sole discretion.

IV.	Section 1.1, the “Negative Pledge” definition shall be deleted in its entirety.

V.	Section 6.10, the following new Section 6.10 shall be added to Section 6:

6.10 Release from Guaranties. Each of Borrower and Lender agree that, upon the completion of the IPO resulting in the receipt by the Borrower of gross proceeds equal to or greater than $60,000,000, Lender shall release each of the Borrower’s respective Subsidiaries from any guarantee obligations and shall amend the Stock Pledge Agreement so that the stock of the Subsidiary pledged by Borrower as security is equal to 65% of all outstanding equity of each of the Subsidiaries; provided, however, that, upon the occurrence of an Event of Default, Borrower shall cause each of the Subsidiaries with securities subject to the Stock Pledge Agreement to execute and deliver to the Lender a guaranty and security agreement in the same form as previously executed.

VI.	Section 7.10 shall be deleted and replaced with the following:

7.10 Maintenance of Subsidiaries. Borrower shall not, and shall not permit or cause any Subsidiary to, (i) sell, dispose of, convey, or allow a Lien, other than Permitted Liens, to arise on any of its assets, including Intellectual Property owned by such Subsidiary (and for this purpose, the definition of “Intellectual Property” shall be deemed to refer to such Subsidiary) except for non-exclusive licenses entered into in the ordinary course of business; (ii) divest or “spin-off” any Subsidiary except where as a result of such transaction Borrower and/or Borrower’s shareholders or affiliates retain or obtain majority ownership of such Subsidiary; (iii) merge or consolidate any Subsidiary with or into another entity (unless as a result of such merger Borrower and/or Borrower’s shareholders or affiliates retain or obtain majority ownership of the surviving entity); (iv) permit a Change of Control (as defined below) of any Subsidiary; (v) permit a Lien other than Permitted Liens, (and for this purpose, the definitions of “Lien” and

“Permitted Liens” shall be deemed to refer to such Subsidiary), to arise on, or make a pledge of, any capital stock of any Subsidiary in favor of any person other than Lender; or (vi) materially change the corporate structure and business operations of the Borrower and its Subsidiaries taken as a whole. For the purposes of this Section 7.10, a “Change of Control” shall mean, any transaction or series of related transactions whereby the Borrower and/or Borrower’s shareholders or affiliates of Borrower holding in excess of 50% of the outstanding voting capital stock of any Subsidiary immediately prior to such transaction or transactions, shall own less than 50% of the outstanding voting or capital stock of such Subsidiary immediately following such transaction or transactions. Notwithstanding the foregoing, (a) the existing financing arrangement between MBI Israel and Bank Leumi; (b) the existing financing arrangements between Integrity and Bank Leumi and Discount Bank; (c) the Indebtedness owed to the former shareholders of GlassHouse Technologies AG, in an amount not to exceed CHF 415,000 and the Indebtedness owed to the former shareholders of Systems Group Integration, Ltd. In an amount not to exceed £72,000; and (d) the amounts advanced to GlassHouse Technologies AG under a receivables factoring agreement with Credit Suisse, in an amount not to exceed CHF 500,000, shall be deemed “Permitted Indebtedness” and “Permitted Liens” hereunder, provided, however, Borrower shall not cause either MBI Israel or Integrity to grant additional Liens to either Bank Leumi, Discount Bank or any other entity.

VII.	Exhibit A, the 14th paragraph, beginning with “Notwithstanding the foregoing…” and including subsections (a) – (g), shall be deleted in its entirety.

VIII.	Exhibit H, the Negative Pledge Agreement shall be deleted in its entirety.

Except as amended hereby, the Loan and Security Agreement remains unmodified and unchanged.

BORROWER:		LENDER:

GLASSHOUSE TECHNOLOGIES, INC.		LIGHTHOUSE CAPITAL PARTNERS V, L.P.

By:	/s/ Mark Shirman	By:	LIGHTHOUSE MANAGEMENT
PARTNERS V, L.L.C., its general partner

Name:	Mark Shirman

Title:	President	By:	/s/ Thomas Conneely

		Name:	Thomas Conneely

		Title:	Vice President

Signature Page to Amendment No. 7 to

Loan and Security Agreement No. 4091